Exhibit 99

HMN Financial, Inc. Announces Second Quarter Results

ROCHESTER, Minn.--(BUSINESS WIRE)--July 21, 2009--HMN Financial, Inc.:

Second Quarter Summary

• Net loss of $9.2 million compared to net loss of $2.0 million in second quarter 2008

• Diluted loss per share of $2.62 compared to diluted loss per share of $0.56 in second quarter of 2008

• Provision for loan losses up $12.2 million from second quarter of 2008

• Losses on other real estate owned of $3.1 million due to decreased collateral values

• Net interest margin of 3.29%, up 14 basis points from second quarter of 2008

• Nonperforming assets of $79.5 million, up $9.6 million from first quarter of 2009

Year to Date Summary

• Net loss of $11.8 million compared to net loss of $537,000 in first six months of 2008

• Diluted loss per share of $3.45 compared to diluted loss per share of $0.15 in first six months of 2008

• Provision for loan losses up $17.2 million from first six months of 2008

• Losses on other real estate owned of $4.2 million due to decreased collateral values

• Net interest margin of 3.29%, up 8 basis points from first six months of 2008

Loss Summary	Three months ended		Six months ended
	June 30,		June 30,
(Dollars in thousands, except per share amounts)	2009	2008	2009	2008
Net loss	$(9,204)	(2,025)	$(11,826)	(537)
Diluted loss per common share	(2.62)	(0.56)	(3.45)	(0.15)
Return on average assets	(3.37)%	(0.75)%	(2.14)%	(0.10)%
Return on average equity	(34.23)%	(8.27)%	(21.78)%	(1.10)%
Book value per common share	$17.94	$22.81	$17.94	$22.81

HMN Financial, Inc. (HMN or the Company) (NASDAQ:HMNF), the $1.1 billion holding company for Home Federal Savings Bank (the Bank), today reported a net loss of $9.2 million for the second quarter of 2009, an increased loss of $7.2 million, or 354.5%, from a net loss of $2.0 million for the second quarter of 2008. Net loss available to common shareholders was $9.6 million for the second quarter of 2009, an increased loss of $7.6 million, or 376.2%, from the net loss available to common shareholders of $2.0 million for the second quarter of 2008. Diluted loss per common share for the second quarter of 2009 was $2.62, an increased loss of $2.06, or 367.9%, from diluted loss per share of $0.56 for the second quarter of 2008. The increase in the net loss for the quarter was primarily due to the $12.2 million increase in the provision for loan losses on commercial and commercial real estate loans. Net loss was also adversely affected by a $3.1 million increase in losses on other real estate owned when compared to the same period of 2008.

Increase in Loan Loss Provision

The provision for loan losses was $13.3 million for the second quarter of 2009, an increase of $12.2 million, from $1.1 million for the second quarter of 2008. The provision for loan losses increased primarily as the result of an increase in the loan loss allowance recorded for specific commercial real estate loans due to decreases in the estimated value of the underlying collateral supporting the loans. An additional provision for loan losses of $2.9 million was recorded on two non-performing residential development loans and a $3.0 million provision for loan losses was established on two alternative fuel plants based on updated appraised values. An analysis of the loan portfolio during the quarter resulted in a $2.7 million increase in the loan loss provision for other risk rated loans. The loan loss provision for the second quarter of 2009 also includes a $3.7 million increase related to a commercial loan that was charged off after it was determined that the collateral supporting the loan did not exist or was inadequate. The apparently fraudulent actions by the borrower resulted in the same equipment being used as collateral on a number of different loans to various lenders. The borrower currently has a limited capacity to pay back the loan and there is substantial doubt that there will be any recovery related to the loan, therefore, the entire amount was charged off during the quarter.

HMN Remains Well Capitalized

In spite of the significant loan loss provision for the quarter, HMN’s management remains confident in the Company. “Home Federal Savings Bank has adequate available liquidity and its capital position remains above the levels required for it to be considered a well capitalized financial institution by regulatory standards,” said Bradley Krehbiel, Principal Executive Officer of HMN. “While we are extremely disappointed with the increased loan loss provision, we believe we have valued our non-performing assets appropriately and the fundamentals of our business remain sound. We will continue to focus on reducing our non-performing assets and industry and individual borrower loan concentrations while increasing our core retail and commercial deposit relationships. We have also strengthened our commercial loan underwriting guidelines to address the difficult economic climate we are currently experiencing. We are confident that the implementation of these strategies and our strong relationships with our customers and the communities we serve will continue to serve us and our customers well through these difficult economic times.”

Second Quarter Results

Net Interest Income

Net interest income was $8.5 million for the second quarter of 2009, an increase of $0.3 million, or 3.8%, compared to $8.2 million for the second quarter of 2008. Interest income was $14.8 million for the second quarter of 2009, a decrease of $1.5 million, or 9.0%, from $16.3 million for the same period in 2008. Interest income decreased primarily because of a decrease in the average yields earned on loans and investments. Interest yields decreased primarily because of the 175 basis point decrease in the prime interest rate between the periods. Decreases in the prime rate, which is the rate that banks charge their prime business customers, generally decrease the rates on adjustable rate consumer and commercial loans in the portfolio and on new loans originated. The average yield earned on interest-earning assets was 5.73% for the second quarter of 2009, a decrease of 53 basis points from the 6.26% average yield for the second quarter of 2008.

Interest expense was $6.3 million for the second quarter of 2009, a decrease of $1.8 million, or 22.0%, compared to $8.1 million for the second quarter of 2008. Interest expense decreased primarily because of the lower interest rates paid on money market accounts and certificates of deposits. The decreased rates were the result of the 175 basis point decrease in the federal funds rate that occurred between the periods. Decreases in the federal funds rate, which is the rate that banks charge other banks for short term loans, generally have a lagging effect and decrease the rates banks pay for deposits. The lagging effect of deposit rate changes is because many of the Bank’s deposits are in the form of certificates of deposit, which do not re-price immediately when the federal funds rate changes. The average interest rate paid on interest-bearing liabilities was 2.59% for the second quarter of 2009, a decrease of 74 basis points from the 3.33% average interest rate paid in the second quarter of 2008. Net interest margin (net interest income divided by average interest earning assets) for the second quarter of 2009 was 3.29%, an increase of 14 basis points, compared to 3.15% for the second quarter of 2008.

Provision for Loan Losses

The provision for loan losses was $13.3 million for the second quarter of 2009, an increase of $12.2 million, from $1.1 million for the second quarter of 2008. The increase was due primarily to decreases in the estimated value of the real estate collateral supporting the $42.4 million in commercial real estate loans classified as non-performing at June 30, 2009. Total non-performing assets were $79.5 million at June 30, 2009, an increase of $9.6 million, from $69.9 million at March 31, 2009. Non-performing loans increased $12.6 million and foreclosed and repossessed assets decreased $3.0 million during the period. The non-performing loan and foreclosed and repossessed asset activity for the quarter was as follows:

(Dollars in thousands)
Non-performing loans		Foreclosed and repossessed assets
March 31, 2009	$50,103	March 31, 2009	$19,778
Classified as non-performing	20,175	Transferred from non-performing loans	248
Charge offs	(5,965)	Real estate sold	(113)
Principal payments received	(1,242)	Charge offs	(3,117)
Classified as accruing	(156)	June 30, 2009	$16,796
Transferred to real estate owned	(248)
June 30, 2009	$62,667

The increase in non-performing loans during the quarter relates primarily to three residential development loans totaling $12.4 million and one commercial lending relationship of $7.0 million secured by a single family residence that were classified due to lack of performance. The largest non-performing loan was for $8.2 million and is secured by a residential development located in the Bank’s primary market. The estimated values of the underlying collateral supporting the residential development loans were determined based on third party appraisals and specific reserves have been established, where required.

The following table summarizes the amounts and categories of non-performing assets in the Bank’s portfolio and loan delinquency information as of the end of the three most recently completed quarters.

	June 30,	March 31,	December 31,
(Dollars in thousands)	2009	2009	2008
Non-Accruing Loans:
One-to-four family real estate	$700	$3,812	$7,251
Commercial real estate	42,393	29,829	46,953
Consumer	5,942	5,052	5,298
Commercial business	13,632	11,410	4,671
Total	62,667	50,103	64,173

Other assets	25	25	25
Foreclosed and Repossessed Assets:
One-to-four family real estate	536	344	258
Commercial real estate	16,235	19,409	10,300
Total non-performing assets	$79,463	$69,881	$74,756
Total as a percentage of total assets	7.54%	6.28%	6.53%
Total non-performing loans	$62,667	$50,103	$64,173
Total as a percentage of total loans receivable, net	7.49%	5.71%	7.12%
Allowance for loan loss to non-performing loans	40.54%	34.92%	33.12%

Delinquency Data:
Delinquencies (1)
30+ days	$10,080	$7,893	$11,488
90+ days	0	515	0
Delinquencies as a percentage of
loan and lease portfolio (1)
30+ days	1.18%	0.89%	1.26%
90+ days	0.00%	0.06%	0.00%
(1) Excludes non-accrual loans.

The following table summarizes the number and types of commercial real estate loans that were non-performing as of the end of the three most recently completed quarters.

(Dollars in thousands)		Principal		Principal		Principal
		Amount of Loan		Amount of Loan		Amount of Loan
		at		at		at
		June 30,		March 31,		December 31,
Property Type	#	2009	#	2009	#	2008
Residential developments	8	$18,891	5	$9,180	6	$17,680
Single family homes	3	1,674	3	944	4	898
Condominiums	0	0	0	0	1	5,440
Hotels	1	4,999	1	4,999	1	4,999
Alternative fuel plants	2	12,676	2	12,528	2	12,493
Shopping centers	2	1,182	2	1,205	2	1,237
Elderly care facilities	0	0	1	40	3	4,037
Restaurant/bars	3	2,971	2	933	1	169
	19	$42,393	16	$29,829	20	$46,953

Non-Interest Income and Expense

Non-interest income was $2.2 million for the second quarter of 2009, an increase of $440,000, or 25.1%, from $1.8 million for the same period in 2008. Gains on sales of loans increased $714,000 between the periods due to increased single family loan originations as a result of increased refinance activity. Fees and service charges decreased $78,000 between the periods primarily because of decreased service charges and overdraft fees. Loan servicing fees increased $16,000 between the periods primarily because of increased commercial loan servicing fees. Other non-interest income decreased $217,000 primarily because of decreased income from the sale of uninsured investment products.

Non-interest expense was $10.5 million for the second quarter of 2009, an increase of $713,000, or 7.3%, from $9.8 million for the same period of 2008. Other non-interest expense increased $4.6 million primarily because of the $3.1 million loss recognized on real estate owned due to a decrease in the value of the underlying collateral. Other non-interest expense also increased $633,000 due to increased Federal Deposit Insurance Corporation (FDIC) assessments, $461,000 for interest on a pending state tax assessment as a result of an unfavorable tax court ruling, and $379,000 due to increased expenses related to foreclosures and other real estate owned. Compensation and benefits increased $248,000 primarily because of increased personnel between the periods in the mortgage, computer operations and commercial loan recovery areas. These increases were offset by a $3.8 million decrease in a goodwill impairment charge between the periods. Occupancy expense decreased $152,000 primarily because of a decrease in depreciation expense and a reduction in non-capitalized equipment purchases. Data processing costs decreased $115,000 due to decreases in third party vendor charges for internet and other banking services as a result of the system conversion that occurred in the fourth quarter of 2008.

The effect of income taxes changed $5.0 million between the periods, from an expense of $1.1 million in the second quarter of 2008 to a benefit of $3.9 million in the second quarter of 2009, due to a decrease in taxable income and an effective tax rate that decreased from 36.6% for the second quarter of 2008, excluding the goodwill impairment charge, to 29.9% for the second quarter of 2009. Income tax expense was recognized in the second quarter of 2008 on a pre-tax loss because the goodwill impairment charge recorded in the second quarter of 2008 was not tax deductible and therefore no tax benefit was realized related to the impairment charge. In the second quarter of 2009, additional income tax expense of $1.0 million was recorded, which was a reduction of the overall tax benefit, as a result of an unfavorable tax court ruling related to the tax treatment of the inter-company dividends paid to the Bank by a former subsidiary in 2002, 2003 and 2004. Excluding this adjustment, the effective tax rate would have been 37.5% for the second quarter of 2009.

Return on Assets and Equity

Return on average assets for the second quarter of 2009 was (3.37%), compared to (0.75%) for the second quarter of 2008. Return on average equity was (34.23%) for the second quarter of 2009, compared to (8.27%) for the same period in 2008. Book value per common share at June 30, 2009 was $17.94, compared to $22.81 at June 30, 2008.

Six Month Period Results

Net Loss

The net loss was $11.8 million for the six month period ended June 30, 2009, an increased loss of $11.3 million from the $537,000 loss for the six month period ended June 30, 2008. The net loss available to common shareholders was $12.7 million for the six month period ended June 30, 2009, an increased loss of $12.2 million, from the net loss available to common shareholders of $537,000 for the same period of 2008. Diluted loss per share for the six month period in 2009 was ($3.45), an increased loss of $3.30, from the diluted loss per share of ($0.15) for the same period in 2008. The increase in the net loss for the six month period was primarily due to the $17.2 million increase in the provision for loan losses on commercial and commercial real estate loans. Net loss was also adversely affected by a $4.2 million increase in losses on other real estate owned when compared to the same period of 2008.

Net Interest Income

Net interest income was $17.3 million for the first six months of 2009, an increase of $410,000, or 2.43%, from $16.9 million for the same period in 2008. Interest income was $30.1 million for the six month period ended June 30, 2009, a decrease of $3.9 million, or 11.5%, from $34.0 million for the same six month period in 2008. Interest income decreased primarily because of the 175 basis point decrease in the prime interest rate between the periods. Decreases in the prime rate generally decrease the rates on adjustable rate consumer and commercial loans in the portfolio and on new loans originated. The average yield earned on interest-earning assets was 5.74% for the first six months of 2009, a decrease of 75 basis points from the 6.49% average yield for the first six months of 2008.

Interest expense was $12.9 million for the first six months of 2009, a decrease of $4.3 million, or 25.1%, compared to $17.2 million for the first six months of 2008. Interest expense decreased primarily because of the lower interest rates paid on money market accounts and certificates of deposits. The decreased rates were the result of the 175 basis point decrease in the federal funds rate that occurred between the periods. Decreases in the federal funds rate generally have a lagging effect and decrease the rates banks pay for deposits. The average interest rate paid on interest-bearing liabilities was 2.61% for the first six months of 2009, a decrease of 91 basis points from the 3.52% average interest rate paid in the first six months of 2008. Net interest margin (net interest income divided by average interest earning assets) for the first six months of 2009 was 3.29%, an increase of 8 basis points, compared to 3.21% for the first six months of 2008.

Provision for Loan Losses

The provision for loan losses was $19.9 million for the first six months of 2009, an increase of $17.2 million, or 638.8%, from $2.7 million for the same six month period in 2008. The increase was due primarily to decreases in the estimated value of the real estate collateral supporting the $42.4 million in commercial real estate loans classified as non-performing at June 30, 2009. Total non-performing assets were $79.5 million at June 30, 2009, an increase of $4.7 million, from $74.8 million at December 31, 2008. Non-performing loans decreased $1.5 million and foreclosed and repossessed assets increased $6.2 million during the period. The non-performing loan and foreclosed and repossessed asset activity for the first six months of 2009 was as follows:

(Dollars in thousands)
Non-performing loans		Foreclosed and repossessed asset activity
December 31, 2008	$64,172	December 31, 2008	$10,584
Classified as non-performing	28,284	Transferred from non-performing loans	10,591
Charge offs	(16,305)	Real estate sold	(219)
Principal payments received	(2,176)	Charge offs	(4,160)
Classified as accruing	(717)	June 30, 2009	$16,796
Transferred to real estate owned	(10,591)
June 30, 2009	$62,667

A rollforward of the Company’s allowance for loan losses for the six month periods ended June 30, 2009 and June 30, 3008 is summarized as follows:

(Dollars in thousands)	2009	2008
Balance at January 1,	$21,257	$12,438
Provision	19,873	2,690
Charge offs:
One-to-four family	(65)	(60)
Consumer	(1,106)	(69)
Commercial business	(5,352)	(24)
Commercial real estate	(9,781)	(76)
Recoveries	577	25
Balance at June 30,	$25,403	$14,924

Non-Interest Income and Expense

Non-interest income was $3.9 million for the first six months of 2009, an increase of $669,000, or 20.4%, from $3.3 million for the same period in 2008. Gains on sales of loans increased $981,000 between the periods primarily because of the increase in the gain recognized on the sale of single family loans due to increased originations as a result of increased refinancing activity. Fees and service charges increased $70,000 between the periods primarily because of increased commercial overdraft fees. Other non-interest income decreased $413,000 primarily because of decreased gains recognized on the sale of repossessed and foreclosed assets and reduced income from the sale of uninsured investment products.

Non-interest expense was $18.9 million for the first six months of 2009, an increase of $2.8 million, or 17.5%, from $16.1 million for the same period of 2008. Other non-interest expense increased $6.3 million primarily because of the $4.2 million loss recognized on other real estate owned due to a decrease in the value of the underlying collateral. Other non-interest expense also increased $855,000 due to increased Federal Deposit Insurance Corporation (FDIC) assessments, $461,000 for interest on a pending state tax assessment as a result of an unfavorable tax court ruling, $416,000 due to increased foreclosure expenses and costs related to real estate owned as a result of foreclosure, and $223,000 due to increased legal fees primarily related to the state tax assessment challenge. Compensation and benefits increased $737,000 primarily because of increased costs associated with the employment agreement of a former executive officer and increased personnel in the mortgage, computer operations and commercial loan recovery areas. These increases were offset by a $3.8 million decrease in a goodwill impairment charge. Occupancy expense decreased $192,000 primarily because of a decrease in depreciation expense and a reduction in non-capitalized equipment purchases. Data processing costs decreased $264,000 due to decreases in third party vendor charges for internet and other banking services as a result of the system conversion that occurred in the fourth quarter of 2008.

The effect of income taxes changed $7.6 million between the periods, from an expense of $1.9 million for the six month period ended June 30, 2008 to a benefit of $5.7 million for the six month period ended June 30, 2009, due to a decrease in taxable income and an effective tax rate that decreased from 37.1% for the first six months of 2008, excluding the goodwill impairment charge, to 32.5% for the first six months of 2009.

The goodwill impairment charge recorded in the first six months of 2008 was not tax deductible and therefore no tax benefit was realized related to the impairment charge. In the first six months of 2009, the Company recorded additional income tax expense of $1.0 million, which was a reduction of the overall tax benefit, as a result of an unfavorable tax court ruling related to the tax treatment of the inter-company dividends paid to the Bank by a former subsidiary in 2002, 2003 and 2004. Excluding this adjustment, the effective tax rate would have been 38.2% for the first six months of 2009.

Return on Assets and Equity

Return on average assets for the six month period ended June 30, 2009 was (2.14%), compared to (0.10%) for the same period in 2008. Return on average equity was (21.78%) for the six month period ended in 2009, compared to (1.10%) for the same period in 2008.

General Information

HMN Financial, Inc. and Home Federal are headquartered in Rochester, Minnesota. Home Federal operates eleven full service offices in Minnesota located in Albert Lea, Austin, Eagan, LaCrescent, Rochester, Spring Valley and Winona, Minnesota and two full service offices located in Marshalltown and Toledo, Iowa. Home Federal Private Banking operates branches in Edina and Rochester, Minnesota. Home Federal also operates loan origination offices in Sartell and Rochester, Minnesota.

Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding adequate available liquidity, the value of non-performing assets and the ability to reduce non-performing assets and increase core retail and commercial deposit relationships. These statements are often identified by such forward-looking terminology as “expect,” “intent,” “look,” “believe,” “anticipate,” “estimate,” “project,” “seek,” “may,” “will,” “would,” “could,” “should,” “trend,” “target,” and “goal” or similar statements or variations of such terms. A number of factors could cause actual results to differ materially from the Company’s assumptions and expectations. These include but are not limited to the adequacy and marketability of real estate securing loans to borrowers, possible legislative and regulatory changes and adverse economic, business and competitive developments such as shrinking interest margins; reduced collateral values; deposit outflows; reduced demand for financial services and loan products; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government or tax laws; international economic developments, changes in credit or other risks posed by the Company’s loan and investment portfolios; technological, computer-related or operational difficulties; adverse changes in securities markets; results of litigation; the Company’s use of the proceeds from the sale of securities to the U.S. Treasury Department or other significant uncertainties. Additional factors that may cause actual results to differ from the Company’s assumptions and expectations include those set forth in the Company’s most recent filings on Form 10-K and Form 10-Q with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements.

HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	June 30,	December 31,
(Dollars in thousands)	2009	2008
	(unaudited)
Assets
Cash and cash equivalents	$16,158	15,729
Securities available for sale:
Mortgage-backed and related securities
(amortized cost $62,542 and $76,166)	64,144	77,327
Other marketable securities
(amortized cost $70,541 and $95,445)	71,722	97,818
	135,866	175,145

Loans held for sale	5,029	2,548
Loans receivable, net	836,493	900,889
Accrued interest receivable	4,736	5,568
Real estate, net	16,771	10,558
Federal Home Loan Bank stock, at cost	7,286	7,286
Mortgage servicing rights, net	1,140	728
Premises and equipment, net	13,832	13,972
Prepaid expenses and other assets	7,528	4,408
Deferred tax asset	8,779	8,649
Total assets	$1,053,618	1,145,480

Liabilities and Stockholders’ Equity
Deposits	$809,965	880,505
Federal Home Loan Bank advances and Federal Reserve borrowings	132,500	142,500
Accrued interest payable	4,561	6,307
Customer escrows	1,016	639
Accrued expenses and other liabilities	5,860	3,316
Total liabilities	953,902	1,033,267
Commitments and contingencies
Stockholders’ equity:
Serial preferred stock ($.01 par value):
authorized 500,000 shares; issued shares 26,000	23,558	23,384
Common stock ($.01 par value):
authorized 11,000,000; issued shares 9,128,662	91	91
Additional paid-in capital	58,609	60,687
Retained earnings, subject to certain restrictions	85,735	98,067
Accumulated other comprehensive income	1,679	2,091
Unearned employee stock ownership plan shares	(3,674)	(3,771)
Treasury stock, at cost 4,883,378 and 4,961,032 shares	(66,282)	(68,336)
Total stockholders’ equity	99,716	112,213
Total liabilities and stockholders’ equity	$1,053,618	1,145,480

HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Income (Loss)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in thousands, except per share data)	2009	2008	2009	2008
Interest income:
Loans receivable	$13,208	14,419	26,836	29,939
Securities available for sale:
Mortgage-backed and related	726	213	1,528	437
Other marketable	836	1,507	1,782	3,417
Cash equivalents	0	61	1	118
Other	18	53	(5)	133
Total interest income	14,788	16,253	30,142	34,044

Interest expense:
Deposits	4,729	6,839	9,704	14,709
Federal Home Loan Bank advances and Federal Reserve borrowings	1,573	1,239	3,169	2,476
Total interest expense	6,302	8,078	12,873	17,185
Net interest income	8,486	8,175	17,269	16,859
Provision for loan losses	13,304	1,130	19,873	2,690
Net interest income (loss) after provision for loan losses	(4,818)	7,045	(2,604)	14,169

Non-interest income:
Fees and service charges	920	998	1,861	1,791
Mortgage servicing fees	256	240	508	482
Securities gains, net	5	0	5	0
Gains on sales of loans	942	228	1,365	384
Other	73	290	204	617
Total non-interest income	2,196	1,756	3,943	3,274

Non-interest expense:
Compensation and benefits	3,284	3,036	7,133	6,396
Occupancy	1,009	1,161	2,101	2,293
Advertising	75	92	210	216
Data processing	221	336	414	678
Amortization of mortgage servicing rights, net	155	154	310	314
Goodwill impairment charge	0	3,801	0	3,801
Other	5,769	1,220	8,687	2,354
Total non-interest expense	10,513	9,800	18,855	16,052
Income (loss) before income tax expense (benefit)	(13,135)	(999)	(17,516)	1,391
Income tax expense (benefit)	(3,931)	1,026	(5,690)	1,928
Net loss	(9,204)	(2,025)	(11,826)	(537)
Preferred stock dividends and discount	439	0	868	0
Net loss available to common shareholders	$(9,643)	(2,025)	(12,694)	(537)
Basic loss per common share	$(2.62)	(0.56)	(3.45)	(0.15)
Diluted loss per common share	$(2.62)	(0.56)	(3.45)	(0.15)

HMN FINANCIAL, INC. AND SUBSIDIARIES
Selected Consolidated Financial Information
(unaudited)

	Three Months Ended		Six Months Ended
SELECTED FINANCIAL DATA:	June 30,		June 30,
(Dollars in thousands, except per share data)	2009	2008	2009	2008
I. OPERATING DATA:
Interest income	$14,788	16,253	30,142	34,044
Interest expense	6,302	8,078	12,873	17,185
Net interest income	8,486	8,175	17,269	16,859

II. AVERAGE BALANCES:
Assets (1)	1,095,299	1,087,859	1,114,074	1,097,193
Loans receivable, net	862,630	882,977	878,417	877,632
Securities available for sale (1)	150,420	136,676	157,863	153,123
Interest-earning assets (1)	1,035,804	1,044,930	1,058,191	1,054,873
Interest-bearing liabilities	976,045	975,017	994,198	983,134
Equity (1)	107,845	98,499	109,485	98,658

III. PERFORMANCE RATIOS: (1)
Return on average assets (annualized)	(3.37)%	(0.75)%	(2.14)%	(0.10)%
Interest rate spread information:
Average during period	3.14	2.92	3.13	2.98
End of period	3.14	3.32	3.14	3.32
Net interest margin	3.29	3.15	3.29	3.21
Ratio of operating expense to average
total assets (annualized)	3.85	3.62	3.41	2.94
Return on average equity (annualized)	(34.23)	(8.27)	(21.78)	(1.10)
Efficiency	98.42	98.69	88.89	79.73
	June 30,	December 31,	June 30,
	2009	2008	2008
IV. ASSET QUALITY:
Total non-performing assets	$79,463	74,756	48,522
Non-performing assets to total assets	7.54%	6.53%	4.51%
Non-performing loans to total loans
receivable, net	7.49%	7.12%	4.94%
Allowance for loan losses	$25,403	21,257	14,924
Allowance for loan losses to total assets	2.41%	1.86%	1.39%
Allowance for loan losses to total loans
receivable, net	3.04	2.36	1.67
Allowance for loan losses to
non-performing loans	40.54	33.12	33.76

V. BOOK VALUE PER SHARE:
Book value per share	$17.94	21.31	22.81

	Six Months		Six Months
	Ended	Year Ended	Ended
	June 30,	Dec 31,	June 30,
	2009	2008	2008
VI. CAPITAL RATIOS:
Stockholders’ equity to total assets,
at end of period	9.46%	9.80%	8.83%
Average stockholders’ equity to
average assets (1)	9.83	8.58	8.99
Ratio of average interest-earning assets to
average interest-bearing liabilities (1)	106.44	106.50	107.30
	June 30,	December 31,	June 30,
	2009	2008	2008
VII. EMPLOYEE DATA:
Number of full time equivalent employees	212	204	204

(1) Average balances were calculated based upon amortized cost without the market value impact of SFAS 115

CONTACT:
HMN Financial, Inc.
Bradley Krehbiel, 507-252-7169
Principal Executive Officer